Exhibit 99.2

NXT-ID Inc. Announces Appointment of Two New Independent Directors to Board

MELBOURNE, Florida, April 11, 2017 – NXT-ID, Inc. (NXTD) ("NXT-ID" or the "Company"), a security technology company, announces the appointment of independent Directors Mr. Robin D. Richards and Mr. John Bendheim to its Board of Directors, furthering the company’s corporate governance and expertise.

Gino Pereira, Chief Executive Officer said,” On behalf of NXT-ID, we look forward to their guidance and benefiting from their considerable expertise as we move forward with our new initiatives for 2017 and beyond; particularly in the fields of mass communication and healthcare.”

Mr. Robin D. Richards is currently Chairman and Chief Executive Officer of CareerArc. He is a proven successful entrepreneur, visionary strategist and a co-founder of the company. Previously, his leadership has led Blackboard Connect (formerly The NTI Group) to be the number one provider of hosted, time-sensitive mass notification services focused on assisting government and civil leaders to communicate quickly and efficiently with their constituents using multi-modal technologies.

Honored as a Readers' Favorite in Inc. Magazine's 2007 Entrepreneur of the Year Award, Mr. Richards has also received Customer Interaction Solutions Magazine's Lifetime Achievement Award and the LAVA (Los Angeles Venture Association) Award for Best M&A. He is a member of several boards, including LASEC (Los Angeles Sports and Entertainment Commission), Morehouse College Board of Trustees, and the University of Southern California Marshall School of Business – Board of Leaders.

Prior to forming The NTI Group Inc., he served as the CEO of Vivendi Universal Net USA, an entity created to oversee the U.S. Internet-related companies owned by Vivendi Universal. Mr. Richards was also the founding president and chief operating officer as well as a director of MP3.com, Inc., the Internet's first and preeminent digital music provider that had the largest IPO for an independent Internet company at that time. He was the lead negotiator in the sale of MP3.com to Vivendi Universal.

Previous to MP3.com, Mr. Richards served as managing director of Tickets.com, Inc., an Internet ticketing service company that was sold to Advantix. He was the founder, president, and CEO of Lexi International, the largest tele-services and database management company in the United States by mid-1991 and appeared twice on the Inc. 500 Fastest Growing Companies list. The company was successfully sold to Thayer Capital.

Mr. Richards currently serves as president of the Chase Foundation.

Mr. Richards holds a Bachelor of Science degree from Michigan State University and attended Whittier College School of Law.

Mr. Richards said of the recent appointment, “I welcome this opportunity to participate in the company’s exciting vision of growth moving forward and lend my expertise and a fresh perspective as a Board member.”

Mr. John Bendheim is known as a savvy philanthropist, entrepreneur and investor. Mr. Bendheim serves as the President of Bendheim Enterprises Inc. In addition, Mr. Bendheim serves as a Vice President at Leon Lowenstein Foundation, Inc. He founded Inland Homes in 1994 and has specialized in providing equity funding for real estate transactions. He served as the President of Benditel Incorporated from 1988 to 1994.

Mr. Bendheim’s current board affiliations are as follows: Cedars Sinai Medical Center, USC Marshall Board of Leaders, Wallis Annenberg Center for the Performing Arts, Los Angeles Sports and Entertainment Commission, Beverly Hills Chamber of Commerce, American Fidelity Corporation, Evergreen Community School and the Beverly Hills Convention and Visitors Bureau.

Mr. Bendheim was awarded the 2008 Cedars Sinai Board of Governors Philanthropic Leadership Award for his endless contributions to the Community of Los Angeles and beyond. Mr Bendheim has a long history of community service and leadership. His outstanding contributions have improved the health and well-being of thousands of people in the Los Angeles Community.

Mr. Bendheim received his Bachelor of Science degree in Business Administration in 1975 and an MBA in 1976 from the University of Southern California.

About NXT- ID Inc. - Mobile Security for a Mobile World

NXT-ID, Inc. (NXTD) is a security technology Company providing security for finance, assets, and healthcare. The Company's innovative MobileBio® solution mitigates risks associated with mobile computing, m-commerce, and smart OS-enabled devices. With extensive experience in biometric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies, the Company partners with industry leading companies to provide solutions for modern payment and the Internet of Things ("IoT") applications. The Company's wholly owned subsidiary, LogicMark, LLC, manufactures and distributes non-monitored and monitored personal emergency response systems ("PERS") sold through the United States Department of Veterans Affairs ("VA"), healthcare durable medical equipment dealers and distributors and monitored security dealers and distributors. http://www.nxt-id.com

Forward-Looking Statements for NXT-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

NXT-ID Inc. Contact:

Corporate info: info@nxt-id.com

Media:

D. Van Zant

1-800-665-0411

press@nxt-id.com